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NEWS   FROM

Petroleum Development Corporation

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FOR IMMEDIATE RELEASE:  August 10, 2006

CONTACT:  Darwin L. Stump - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Announces Second Quarter

And First Half 2006 Operating Results

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ GSM:PETD) today announced second quarter and six month operating results for 2006. Net income for the second quarter of 2006 was $7.6 million ($.47 per diluted share) compared to $10.4 million ($.63 per diluted share) for the same period in 2005. Net income for the six months of 2006 was $19.3 million ($1.20 per diluted share) compared to a $21.0 million ($1.27 per diluted share) for the first six months of 2005.

Thomas Riley, President of the Company stated, "The second quarter was very productive for the Company.  Oil and gas sales were up twenty four percent (24%) over the second quarter of 2005.  The decrease in net income was due primarily to the decrease in partnership drilling in the second quarter.  However, the Company was able to utilize drilling activity for its own account, which should be reflected in increased oil and gas sales in future quarters."

Drilling Activity

During the six months ended June 30, 2006, the Company and its drilling fund partnerships drilled a total of 49 wells with one developmental dry hole.  The Company drilled 37 successful wells and one dry hole in Wattenberg Field in the Denver-Julesburg Basin and 10 successful wells in the Piceance Basin in western Colorado.  The Company has a 30% working interest in these partnership wells. An exploratory dry hole was drilled in the Red Desert Basin in Wyoming.

Additionally, the Company drilled several development wells outside of the drilling fund partnerships.  The Company participated in nine wells on its northeast Colorado property, which were drilled by a joint venture partner.  The Company drilled 21 successful wells and 1 dry hole in the Wattenberg Field, 10 Piceance Basin wells and one well in Michigan for its own account.  The Company drilled one exploratory well on its North Dakota Bakken acreage as well as participated in three exploratory wells on its North Dakota Nesson acreage.

Sale of Undeveloped Leasehold

On July 20, 2006, the Company sold to an unaffiliated company a portion of its undeveloped leasehold located in Grand Valley Field, Garfield County, Colorado.  The sale encompassed 100% of the working interest in approximately 8,700 acres, including approximately 6,400 acres of the Company's Chevron leasehold and 2,300 acres of the Company's Puckett Land Company leasehold.  The Company retained approximately 475 undeveloped locations on 10 acre spacing on the Grand Valley Field leasehold in addition to all of its producing properties in the field.  The proceeds from the sale were $353.6 million.  The Company is currently evaluating the accounting for this transaction.  The Company expects to recognize a minimum pre-tax gain of approximately $328 million in the third quarter of 2006 and a total gain of $353.6 million pre-tax sometime in the future if it is able to fulfill the following drilling obligations.  The Company is obligated to either drill 16 wells on certain of the acreage over the next three years or pay liquidated damages of $1.6 million per well.

In conjunction with the sale, the Company entered into a "like-kind exchange" agreement, in accordance with Section 1031 of the Internal Revenue Code, with a "qualified intermediary", J.P. Morgan Property Exchange, Inc.  Proceeds in the amount of $300 million were transferred directly to J.P. Morgan to be held in trust pursuant to the terms of the "like-kind exchange" agreement.  The Company is currently searching for suitable like-kind property.

The remaining $53.6 million (proceeds of $353.6 million less $300 million in trust) is not subject to a like-kind exchange transaction.  The Company intends to use these remaining sale proceeds primarily to pay down debt, purchase up to 10% of the Company's common stock in accordance with its 2006 common stock buyback program, initiate new drilling opportunities on the retained undeveloped locations, as well as on other properties, purchase producing properties, acquire acreage in other areas to support both development and exploratory drilling ventures and give consideration to other potential projects.

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PETROLEUM DEVELOPMENT CORPORATION

Condensed Consolidated Statements of Income

(Unaudited; in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
		(Restated)(2)		(Restated)(2)
Revenues:
Oil and gas well drilling operations (1)	$ 3,745	$ 28,111	$ 9,023	$ 53,477
Gas sales from marketing activities	29,129	25,917	71,071	43,439
Oil and gas sales	27,267	21,542	56,476	40,206
Well operations and pipeline income	2,486	2,068	4,776	3,995
Other income	364	3,493	754	9,707
Total revenues	62,991	81,131	142,100	150,824

Costs and expenses:
Cost of oil and gas well drilling operations (1)	3,474	23,743	7,630	44,387
Cost of gas marketing activities	28,462	26,177	70,238	44,079
Oil and gas production and well operations cost	6,313	4,481	13,417	8,459
Exploration cost	1,657	4,864	2,795	4,864
General and administrative expense	4,667	1,266	8,647	2,884
Depreciation, depletion, and amortization	7,617	4,845	14,233	9,702
Total costs and expenses	52,190	65,376	116,960	114,375

Income from operations	10,801	15,755	25,140	36,449
Interest expense	(267)	(143)	(447)	(291)
Oil and gas price risk management gain (loss), net	1,367	858	5,802	(2,800)
Income before income taxes	11,901	16,470	30,495	33,358

Income taxes	4,351	6,091	11,147	12,339

Net income	$ 7,550	$ 10,379	$ 19,348	$ 21,019

Diluted earnings per common share	$ 0.47	$ 0.63	$ 1.20	$ 1.27

(1)                 See discussion below titled "Drilling Revenues and Costs of Oil and Gas Drilling Operations."

(2)                 As noted in the Company's 2005 Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 31, 2006.

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Drilling Revenues and Costs of Oil and Gas Drilling Operations

The Company changed the type of drilling arrangement it has with its sponsored partnerships.  The Company changed, effective with the last partnership of 2005, which started drilling in first quarter 2006, from a footage-based contract to a cost-plus contract.  The elimination of risk of loss with the new cost-plus contracts does not allow the Company to record revenue for the total contract price of the arrangement but only the gross profit from the contract.

The new cost-plus contract impacted the three and six months ended June 30, 2006, by reducing drilling revenues and drilling costs, along with total revenues and total costs and expenses, by $9.0 million and $26.5 million, respectively, as outlined in the table below (in millions):

Three months ended June 30,
	2006			2005
	Drilling Service Revenue/Cost	Direct Reimbursed Cost	Revenue/Cost including reimburse- ment from Partnerships	Drilling Service Revenue/Cost
Oil and gas well drilling operations	$ 3.7	$ 9.0	$ 12.7	$ 28.1
Total revenues	$ 63.0	$ 9.0	$ 72.0	$ 81.1

Cost of oil and gas well drilling operations	$ 3.5	$ 9.0	$ 12.5	$ 23.7
Total costs and expenses	$ 52.2	$ 9.0	$ 61.2	$ 65.4

Income from operations	$ 10.8	$ -	$ 10.8	$ 15.8

Six months ended June 30,
	2006			2005
	Drilling Service Revenue/Cost	Direct Reimbursed Cost	Revenue/Cost including reimburse- ment from Partnerships	Drilling Service Revenue/Cost
Oil and gas well drilling operations	$ 9.0	$ 26.5	$ 35.5	$ 53.5
Total revenues	$ 42.1	$ 26.5	$ 168.6	$ 150.8

Cost of oil and gas well drilling operations	$ 7.6	$ 26.5	$ 34.1	$ 44.4
Total costs and expenses	$ 117.0	$ 26.5	$ 143.5	$ 114.4

Income from operations	$ 25.1	$ -	$ 25.1	$ 36.5

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Oil and Gas Sales

Oil and gas sales from the Company's producing properties for the three months ended June 30, 2006, were $27.3 million compared to $21.5 million for the same prior year period, an increase of $5.8 million or 27.0%.  The increase was due to increased volumes sold at higher average sales prices of oil partially offset by lower average sales prices of natural gas.  The following table shows the production by area of operations as well as the average sales price for the second quarters of 2006 and 2005, excluding derivative gains or losses.

	Three Months Ended June 30, 2006			Three Months Ended June 30, 2005
		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)*	(Bbl)	(Mcf)	(Mcfe)*
Appalachian Basin	300	372,476	374,276	756	392,690	397,226
Michigan Basin	904	355,244	360,668	1,232	380,266	387,658
Rocky Mountains	177,982	2,366,987	3,434,879	109,370	1,924,150	2,580,370
Total	179,186	3,094,707	4,169,823	111,358	2,697,106	3,365,254

Average Sales Price	$ 57.35	$ 5.49	$ 6.54	$ 47.26	$ 6.04	$ 6.40

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

Oil and gas sales from the Company's producing properties for the six months ended June 30, 2006, were $56.5 million compared to $40.2 million for the same prior year period, an increase of $16.3 million or 40.5%.  The increase was primarily due to increased volumes sold at higher average sales prices of oil and natural gas.  The following table summaries the production by area of operation as well as the average sales price for the first six months of 2006 and 2005, excluding derivative gains or losses.

	Six Months Ended June 30, 2006			Six Months Ended June 30, 2005
		Natural	Natural Gas		Natural	Natural Gas
	Oil	Gas	Equivalents	Oil	Gas	Equivalents
	(Bbl)	(Mcf)	(Mcfe)*	(Bbl)	(Mcf)	(Mcfe)*
Appalachian Basin	789	780,901	785,635	1,855	843,742	854,872
Michigan Basin	1,993	711,536	723,494	2,214	792,814	806,098
Rocky Mountains	304,117	4,514,950	6,339,652	208,185	3,756,785	5,005,895
Total	306,899	6,007,387	7,848,781	212,254	5,393,341	6,666,865

Average Sales Price	$ 59.93	$ 6.34	$ 7.20	$ 45.80	$ 5.65	$ 6.03

*One barrel of oil is equal to the energy equivalent of six Mcf of natural gas.

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Current Hedging of Commodity Transactions

The Company has entered into commodity-based derivative transactions to manage a portion of the exposure to price risk associated with its sales of oil and natural gas. During the three months ended June 30, 2006, the Company averaged natural gas volumes sold of 1.0 Bcf per month and oil sales of 60,000 barrels per month.  The positions in effect as of July 31, 2006, on the Company's share of production by area are shown in the following table.

	Floors			Ceilings
	Monthly			Monthly
	Quantity		Contract	Quantity	Contract
Month Set	Contract Term	Mmbtu	Price	Mmbtu	Price

Colorado Interstate Gas (CIG) Based Derivatives (Piceance Basin)

Mar 2005	Jul 2006 - Oct 2006	42,000	$ 4.50	21,000	$ 7.25
Jul 2005	Jul 2006 - Oct 2006	27,500	5.50	13,750	7.63
Jul 2005	Nov 2006 - Mar 2007	27,500	6.00	13,750	8.40
Feb 2006	Nov 2006 - Mar 2007	60,000	6.50	-	-
Feb 2006	Apr 2007 - Oct 2007	44,000	5.50	-	-

NYMEX Based Derivatives - (Appalachian and Michigan Basins)

Mar 2005	Jul 2006 - Oct 2006	78,000	5.50	39,000	7.40
Jul 2005	Jul 2006 - Oct 2006	61,000	6.25	30,000	8.98
Jul 2005	Nov 2006 - Mar 2007	68,000	7.00	34,000	9.27
Feb 2006	Nov 2006 - Mar 2007	34,000	8.00	-	-
Feb 2006	Nov 2006 - Mar 2007	34,000	8.50	34,000	13.73
Feb 2006	Apr 2007 - Oct 2007	34,000	7.00	-	-
Feb 2006	Apr 2007 - Oct 2007	34,000	7.50	34,000	10.83

Panhandle Based Derivatives (NECO)

Mar 2005	Jul 2006 - Oct 2006	150,000	5.00	75,000	8.62
Jul 2005	Nov 2006 - Mar 2007	150,000	6.50	75,000	8.56
Feb 2006	Apr 2007 - Oct 2007	60,000	6.00	-	-
Feb 2006	Apr 2007 - Oct 2007	60,000	6.50	60,000	9.80

Non-GAAP Financial Measure (unaudited)

The United States Securities and Exchange Commission has disclosure requirements for public companies concerning references to Non-GAAP financial measures. (GAAP refers to U.S. generally accepted accounting principles.) Non-GAAP financial measures may be provided if the company explains the relevance of the information. The company must also reconcile the Non-GAAP financial measure to related GAAP information. "Adjusted Cash Flow" is a Non-GAAP financial measure provided by the Company in this earnings release. Adjusted Cash Flow is net income before deferred income taxes, depreciation, depletion, and amortization and unrealized (gains) or losses on derivative transactions. Company management believes Adjusted Cash Flow is relevant because it is a measure of cash available to fund the Company's capital expenditures and to service its debt. Management also believes Adjusted Cash Flow is a useful measure for estimating the value of the Company's operations.

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The following table provides a reconciliation of adjusted cash flow to GAAP net income (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income	$7,550	$10,379	$19,348	$21,019
Deferred income tax expense	649	3,106	1,671	4,630
Depreciation, depletion and amortization	7,617	4,845	14,233	9,702
Unrealized (gain) loss on derivative transactions	(1,685)	(1,767)	(4,096)	2,380
Adjusted cash flow	$14,131	$ 16,563	$31,156	$37,731

10-Q and Quarterly Conference Call

The Company filed its Quarterly Report on Form 10-Q on August 9, 2006. You can access the report at the Company's website www.petd.com, or contact the Company for a paper copy. The Company invites you to join Thomas Riley, President and Darwin Stump, Chief Financial Officer, for a conference call on Friday, August 11, 2006 for a discussion of the results.

What:     Petroleum Development Second Quarter Earnings Conference Call

When:    August 11, 2006, at 11:00 a.m. Eastern Standard Time

Where:   www.petd.com

How:       Log on to the web address above or call (877) 407-8033

Replay Number: 877-660-6853 Account #: 286 Conference ID #: 211525

                (Replay will be available approximately one hour after the conclusion of the call)

Contact:  Darwin Stump, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597